Exhibit 10.17

Form of Executive Restricted Stock Unit

Agreement for the Marriott International, Inc.

2002 Comprehensive Stock and Cash

Incentive Plan

MARRIOTT INTERNATIONAL, INC.

EXECUTIVE RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT is made on <GRANT DATE> (the “Award Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and <NAME> (“Employee”).

WITNESSETH:

WHEREAS, on May 3, 2002, the Company adopted and approved the 2002 Marriott International, Inc. Comprehensive Stock and Cash Incentive Plan (the “Plan”); and

WHEREAS, the Company wishes to award to designated employees certain stock-based Awards as provided in Section 10.2 of the Plan; and

WHEREAS, Employee has been approved by the Compensation Policy Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of “Executive Restricted Stock Units” (“RSUs”) under the Plan;

NOW, THEREFORE, it is agreed as follows:

1. Prospectus. Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated [DATE].

2. Interpretation. The provisions of the Plan are incorporated by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3. Award of RSUs. Subject to Employee’s acceptance of this Agreement, and subject to satisfaction of the tax provisions of the International Assignment Policy (“IAP”), if applicable, this award (the “Award”) of <OPTIONS GRANTED> RSUs is made as of the Award Date.

4. RSU and Common Share Rights. The RSUs awarded under this Agreement shall be recorded in a Company book-keeping account and shall represent Employee’s unsecured right to receive from the Company the transfer of title to shares of Marriott International, Inc. Class A Common Stock (“Common Share”) in accordance with the schedule of Vesting Dates set forth in paragraph 6 below, provided that Employee has satisfied the Conditions of Transfer set forth in paragraph 7 below and subject to the satisfaction of the provision on withholding taxes set forth in paragraph 9 below. On each such Vesting Date, if it occurs, or such later date(s) pursuant to procedures established by the Committee under Article 10 of the Plan, the Company shall reverse the book-keeping entry for all such related RSUs and transfer a corresponding number of Common Shares (which may be reduced by the number of shares withheld to satisfy withholding taxes as set forth in paragraph 9 below, if share reduction is the method utilized for satisfying the tax withholding obligation) to an individual brokerage account (the “Account”) established and maintained in Employee’s name. Employee shall have all the rights of a stockholder with respect to such Common Shares transferred to the Account, including but not limited to the right to vote the Common Shares, to sell, transfer, liquidate or otherwise dispose of the Common Shares, and to receive all dividends or other distributions paid or made with respect to the Common Shares from the time they are deposited in the Account. Employee shall have no voting, transfer, liquidation, dividend or other rights of a Common Share stockholder with respect to RSUs prior to such time that the corresponding Common Shares are transferred, if at all, to Employee’s Account.

5. Adjustments in Shares. The term “Common Shares,” as used herein, shall also include any new or additional or different shares of stock of the Company to which Employee may become entitled with respect to such Common Shares by virtue of a subdivision or combination of shares of common stock, a dividend payable in common stock, a reclassification of common stock, or a merger or consolidation or any other change in capital structure of shares of common stock. RSUs recorded for Employee pursuant to this Agreement will be adjusted to reflect stock dividends, stock splits and reclassifications of common stock, but no adjustments will be made to RSUs to reflect cash dividends.

6. Vesting in RSUs. This Award shall vest in accordance with the following schedule:

Vesting Date	Number of Award Shares
< >	< >

Notwithstanding the foregoing, in the event that any such Vesting Date is a day on which stock of the Company is not traded on the New York Stock Exchange or another national exchange, then the Vesting Date shall be the next following day on which the stock of the Company is traded on the New York Stock Exchange or another national exchange.

Exhibit 10.17

7. Conditions of Transfer. With respect to any RSUs awarded to Employee, as a condition of Employee receiving a transfer of corresponding Common Shares in accordance with paragraph 4 above, Employee shall meet all of the following conditions during the entire period from the Award Date hereof through the Vesting Date relating to such RSUs:

(a)	Employee must continue to be an active employee of the Company or one of its subsidiaries (“Continuous Employment”);

(b)	Employee must refrain from Engaging in Competition (as defined in Section 2.23 of the Plan) without first having obtained the written consent thereto from the Company (“Non-competition”); and

(c)	Employee must refrain from committing any criminal offense or malicious tort relating to or against the Company (“No Improper Conduct”). The Company’s determination as to whether or not particular conduct constitutes Improper Conduct shall be conclusive.

If Employee should fail to meet the requirements relating to (i) Continuous Employment, (ii) Non-competition, or (iii) No Improper Conduct, then Employee shall forfeit the right to vest in any RSUs that have not already vested as of the time such failure is determined, and Employee shall accordingly forfeit the right to receive the transfer of title to any corresponding Common Shares. The forfeiture of rights with respect to unvested RSUs (and corresponding Common Shares) shall not affect the rights of Employee with respect to any RSUs that already have vested nor with respect to any Common Shares the title of which has already been transferred to Employee’s Account.

8. Effect of Termination of Employment. Notwithstanding the foregoing:

(a)	In the event Employee’s Continuous Employment is terminated prior to the relevant Vesting Date on account of death, and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Award Date through the date of such death, then Employee’s unvested RSUs shall immediately vest in full upon death and Employee’s rights hereunder with respect to any such RSUs shall inure to the benefit of Employee’s executors, administrators, personal representatives and assigns.

(b)	In the event Employee’s Continuous Employment is terminated prior to the relevant Vesting Date on account of Employee’s Disability (as defined in Section 2.17 of the Plan) or Retirement (as defined below), and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Award Date through the date of such Disability or Retirement, and provided that Employee continues to meet the requirements of Non-competition and No Improper Conduct, then Employee’s rights hereunder with respect to any outstanding, the Committee shall have the complete discretion in determining the percentage, if any, of an Employee’s outstanding RSUs as to when the period of Restriction shall end. For purposes of this Agreement, “Retirement” shall mean termination of employment by retiring with special approval of the Committee following age 55 with ten (10) years of service or by retiring with special approval of the Committee with twenty (20) years of service.

Except as set forth in this paragraph 8 above, no other transfer of rights with respect to RSUs shall be permitted pursuant to this Agreement.

9. Taxes. The transfer of Common Shares, pursuant to paragraphs 4 and 7 above, shall be subject to the further condition that the Company shall provide for the withholding of any taxes required by federal, state, or local law in respect of that Vesting Date by reducing the number of RSUs to be transferred to Employee’s Account or by such other manner as the Committee shall determine in its discretion.

10. Consent. By executing this Agreement, Employee consents to the collection and maintenance of Employee’s personal information (such as Employee’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, marital status) by the Company and the Company’s service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Award Date through the Vesting Date), (ii) providing Employee with services in connection with Employee’s participation in the Plan, (iii) meeting legal and regulatory requirements and (iv) for any other purpose to which Employee may consent. Employee’s personal information is collected from the following sources:

(a)	from this Agreement, investor questionnaires or other forms that Employee submits to the Company or contracts that Employee enters into with the Company;

(b)	from Employee’s transactions with the Company, the Company’s affiliates and service providers;

(c)	from Employee’s employment records with the Company; and

(d)	from meetings, telephone conversations and other communications with Employee.

In addition, Employee further consents to the Company disclosing Employee’s personal information to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Employee’s participation in the Plan, including:

(a)	financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;

(b)	other service providers to the Plan, such as accounting, legal, or tax preparation services;

(c)	regulatory authorities; and

Exhibit 10.17

(d)	transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.

Employee’s personal information is maintained on the Company’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted. Employee may access Employee’s personal information to verify its accuracy and update Employee’s information by contacting Employee’s local Human Resources representative. Employee may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials.

By accepting the terms of this Agreement, Employee further agrees to the same terms with respect to other Awards Employee received in any prior year under the Plan.

11. No Effect on Employment. This agreement is not a contract of employment or otherwise a limitation on the right of the Company to terminate the employment of Employee or to increase or decrease Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed.

12. No Additional Rights. Benefits under this Plan are not guaranteed. The grant of Awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan. The value of Employee’s Awards is an extraordinary item outside the scope of Employee’s employment contract, if any. Employee’s Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company or any of its subsidiaries), or similar payments. By accepting the terms of this Agreement, Employee further agrees to these same terms and conditions with respect to any other Awards Employee received in any prior year under the Plan.

13. Amendment of This Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Award shall adversely affect the Award in any material way without written consent of the Employee.

14. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in paragraph 8 above and in the Plan, to the personal representatives, legatees and heirs of the Employee.

IN WITNESS WHEREOF, MARRIOTT INTERNATIONAL, INC. has caused this Agreement to be signed by its Executive Vice President, Human Resources, effective the day and year first hereinabove written.

MARRIOTT INTERNATIONAL, INC.	EMPLOYEE

<NAME>

Executive Vice President, Human Resources

Signature

Exhibit 10.17

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